Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Provides Fiscal 2007 Second-Quarter Earnings Estimate; Full-Year EPS Anticipated to Meet Analysts’ Lower-End Range

PEABODY, MASS.—(BUSINESS WIRE)—April 26, 2007—Beacon Roofing Supply, Inc. (the “Company”) (Nasdaq: BECN) announced today that it believes its earnings results for the second quarter ended March 31, 2007 will fall significantly short of analyst expectations. The Company is estimating a loss per share of between $0.14 and $0.16 for the second quarter compared to the analyst average of approximately $.02 income per share and last year’s second-quarter income per share of $0.11. Total second-quarter sales were approximately $287 million and reflect an existing market sales decline of approximately 14%. Although the Company is just coming out of its winter period, earnings per share for the full fiscal year ending September 29, 2007 (fiscal 2007) are anticipated to be within the lower-end of the current analysts’ estimated range, assuming business conditions normalize and more favorable weather conditions prevail for the remainder of the year.

Robert Buck, the Company’s Chairman, CEO and President, commented, “Although the second quarter of each year is historically our most difficult quarter, one in which the Company has often incurred net losses in the past, the estimated second-quarter 2007 results are disappointing.  The lower results are primarily due to soft sales from much harsher winter conditions this year in the Northeast and Midwest, reduced new home construction activity in certain markets, and a flattening of inflation.  In addition, there has been a significant slowdown in construction and reroofing activities in the markets that experienced damages from Hurricanes Katrina and Rita.  These factors have resulted in a more competitive marketplace, which affects gross margins and operating margins, and has created tough comparisons to last year’s strong results. We have been and are taking steps to reduce expense and inventory levels throughout the Company and we believe the acquisition of North Coast earlier this month will provide a boost to our overall sales and profits going forward. In addition, the sales trend in April has been more favorable. While we address these short-term issues, we remain focused on our long-term growth and profit objectives.”

The Company will be hosting a conference call to answer questions regarding its second-quarter earnings estimate on Friday, April 27, 2007 from 9:00 to 9:30 a.m. (EDT). The conference call dial-in-number is 866-825-1709  (participant passcode 18712273) (international dial-in-number 617-213-8060). To assure timely access, participants should call in before 9:00.  Within two hours after the call, a replay of the conference call will be available at 888-286-8010 (participant passcode 45664556) (international dial-in-number 617-801-6888) for a week following the call.  Within two days following the call, a recording will be available on the “Profile” page of the “Investors” section of the Company’s web site at www.beaconroofingsupply.com.

In addition, the Company will be hosting a conference call to discuss its earnings results for the fiscal 2007 second quarter and six-month period ended March 31, 2007 on Tuesday, May 8, 2007 at 10:00 a.m. (EDT).  The Company’s second-quarter and six-month earnings results will be released before the market opens on that day.  The call-in numbers are shown below.

The conference call dial-in-number is 866-791-6252  (international dial-in-number 913-643-4242). To assure timely access, participants should call in before 10:00.  This call will not be web cast, however the earnings press release will be available under the “Financial News Releases” page of the “Investors” section of the Company’s web site at www.beaconroofingsupply.com.

Within two hours after the call, a replay of the conference call will be available at 888-203-1112 (participant passcode 2352347) (international dial-in-number 719-457-0820) for a week following the call.   Within two days following the call, a recording will be available on the “Profile” page of the “Investors” section of the Company’s web site at www.beaconroofingsupply.com.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 174 branches in 34 states in the United States and Eastern Canada.

For more information:  Dave Grace, CFO 978-535-7668 x14, dgrace@beaconroofingsupply.com

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.